Exhibit f.27

SECOND AMENDMENT TO AMENDED AND

RESTATED LOAN AND SECURITY AGREEMENT

This Second Amendment to Amended and Restated Loan and Security Agreement (this “Amendment”), is dated as of September 17, 2012 (the “Effective Date”) by and among HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (the “Borrower”), the several financial institutions party to the Loan Agreement (as defined below) as lenders (the “Lenders”), and UNION BANK, N.A., as a Lender and as agent for the Lenders (in such capacity, the “Agent”).

BACKGROUND

A. Borrower, the Lenders and Agent are parties to a certain Amended and Restated Loan and Security Agreement, dated as of November 2, 2011, as amended, modified, supplemented, extended or restated from time to time, including by that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of March 30, 2012 (collectively, the “Loan Agreement”), pursuant to which the Lenders have agreed, subject to and on the terms and conditions set forth therein, to make certain loans and other credit accommodations to or for the benefit of Borrower.

B. The parties desire to amend the Loan Agreement in accordance with the terms, and subject to the conditions, set forth herein.

AGREEMENT

The parties to this Amendment, intending to be legally bound, hereby agree as follows:

1. Incorporation of Recitals. Each of the above recitals is incorporated herein as true and correct and is relied upon by Agent and each Lender in agreeing to the terms of this Amendment. Any capitalized term used but not defined herein shall have the meaning ascribed thereto in the Loan Agreement.

2. Representations and Warranties. Borrower represents and warrants to, and covenants and agrees for the benefit of, Agent and each Lender that:

a. the representations and warranties of Borrower set forth in the Loan Agreement and each other Loan Document were true, correct and complete when made, and remain true, correct and complete in all material respects as of the date hereof (except to the extent such representations and warranties expressly refer to an earlier date, in which case they are true, correct and complete in all material respects as of such earlier date); provided that the foregoing materiality qualifications shall not apply to any representations or warranties that are qualified by materiality in the text thereof;

b. Borrower has the authority to execute this Amendment and the execution, delivery, and performance by Borrower of this Amendment and the other documents, instruments and agreements delivered or to be delivered in connection herewith (i) are within the corporate powers of Borrower and have been duly authorized by all necessary corporate action on the part of Borrower, (ii) do not require any governmental or third party consents, except those which have been duly obtained and are in full force and effect, (iii) do not and will not conflict with any requirement of law or Borrower’s articles of incorporation, bylaws, minutes or resolutions, (iv) after giving effect to this Amendment, do not result in any breach of or constitute a default under any agreement or instrument to which Borrower or any of its Subsidiaries is a party or by which they or any of their respective properties are bound, and (v) do not result in or require the creation or imposition of any mortgage, deed of trust, pledge, Lien, security interest or other charge or encumbrance of any nature upon any of the assets or properties of Borrower or any of its Subsidiaries;

c. this Amendment and the other certificates, instruments, documents and agreements delivered or to be delivered by Borrower in connection herewith have been duly executed and delivered by Borrower and constitute the legal, valid, and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except to the extent that (i) enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors, (ii) enforcement may be subject to general principles of equity, and (iii) the availability of the remedies of specific performance and injunctive relief may be subject to the discretion of the court before which any proceedings for such remedies may be brought;

d. no event has occurred or failed to occur, and after giving effect to this Amendment will occur, that is, or, with notice or lapse of time or both would constitute, a Default, an Event of Default, or a breach or failure of any condition under any Loan Document; and

e. after giving effect to this Amendment, Borrower has no offset, defense, counterclaim, dispute or disagreement of any kind or nature whatsoever with respect to its liabilities, obligations and indebtedness arising under or in connection with the Loan Agreement or any of the other Loan Documents.

3. Amendments to Loan Agreement.

a. Section 4.8 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

4.8 Restricted Payments. Make or cause to be made any Restricted Payment by Borrower; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing or would occur as a result thereof (including any Event of Default under Section 7.1(c)), and Agent and Lenders shall have received the financial statements required hereunder for the most recently completed fiscal month, Borrower may: (a) make distributions to the holders of its Stock to the extent permitted by Applicable Law, (b) make payments of principal, interest or repurchase price in respect of the 2011 Convertible Notes Indebtedness in accordance with its terms, (c) subject to the restrictions in Section 4.17, make regularly scheduled payments of principal and interest under the Additional Notes Indebtedness in accordance with its terms, (d) issue common stock of Borrower upon conversion of Notes Indebtedness in accordance with its terms, (e) make payments of cash upon conversion of the 2011 Convertible Notes Indebtedness and any Additional Notes Indebtedness that is issued under the 2011 Convertible Notes Indenture; provided that Borrower demonstrates to Agent that Borrower is in compliance with each of the covenants set forth in Section 3.24 on a current and pro forma basis, both immediately before and after giving effect to each such payment of cash upon any such conversion, and (f) make any payments and distributions in respect of the Obligations.

b. Schedule A to the Loan Agreement is hereby amended by amending and restating, or adding, the following definitions to read as follows:

“Additional Notes Indebtedness” means unsecured Indebtedness of Borrower in an aggregate original principal amount not to exceed Two Hundred Million Dollars ($200,000,000) incurred after March 30, 2012 in one or more issuances, including additional issuances under the 2011 Convertible Notes Indenture, provided that each of the following conditions is satisfied for each issuance: (a) the maturity date for such Indebtedness and the first date on which any holder of such Indebtedness (or any agent, trustee or similar Person acting for such holder) may demand that such Indebtedness (or any portion thereof) be redeemed, repurchased, defeased, prepaid or accelerated or be “put” to Borrower shall occur no earlier than the date that is one hundred eighty (180) days after to the Commitment Maturity Date (provided that notes issued under the 2011 Convertible Notes Indenture may be subject to the provisions of Section 14.01 of the 2011 Convertible Notes Indenture requiring repurchase of notes upon the occurrence of a fundamental change, as defined therein); (b) the financial covenants or undertakings of Borrower in connection with such Indebtedness are no more onerous or restrictive on Borrower or any of its Subsidiaries than those set forth herein; (c) no Default or Event of Default shall have occurred and be continuing at the time of or resulting from the issuance of such Indebtedness, or any of the transactions contemplated thereby; (d) the issuance of such Indebtedness is consummated in accordance with all Applicable Laws; (e) nothing in the documentation related to such Indebtedness shall prohibit, restrict or impair the attachment, perfection or enforcement of, or the exercise of rights or remedies with respect to, Agent’s or any Lender’s Liens, now existing or created in the future, on any assets or properties of Borrower to the extent that Liens secure payment and performance of the Obligations, and (f) as of the effective date of each issuance of such Indebtedness, and after giving effect to each such transaction, Borrower is in compliance on an actual and pro forma basis, with each of the Financial Covenants, and, no later than one (1) Business Day prior to the date of each such issuance, Borrower shall have delivered to Agent a Compliance Certificate certifying the same.

“Debt Service Coverage Ratio” means, with respect to Borrower, on an unconsolidated basis, as at the last day of any Fiscal Quarter, the ratio determined by dividing (a) an amount equal to (i) the sum of (A) cash payments in respect of principal and interest received on account of Eligible Notes Receivable received by Borrower, for its own account and not as servicer of another Person, during the period of four Fiscal Quarters ending on such date, plus (B) the net cash proceeds received by Borrower from the sale and issuance of its Stock during such period of four Fiscal Quarters, minus (ii) all operating expenses of Borrower accrued or paid during such period of four Fiscal Quarters, minus (iii) all Restricted Payments made during such period of four Fiscal Quarters, by (b) an amount equal to the sum of (i) one third (1/3) of the amount equal to the average Daily Balance during such period of four Fiscal Quarters, plus (ii) Interest Expense of Borrower during such period of four Fiscal Quarters ending on such date plus (iii) all cash payments made during such period of four Fiscal Quarters in settlement of conversion or redemption of any Notes Indebtedness.

“Restricted Payment” means (a) any declaration or payment of any dividend, distribution or the incurrence of any liability to make any other payment or distribution of cash or other property or assets on or in respect of Borrower’s, any Guarantor’s or any of their respective Subsidiaries’ Stock; (b) any payment or distribution on account of the conversion, purchase, redemption, defeasance or other retirement of Borrower’s, any Guarantor’s or any of their respective Subsidiaries’ Stock (or warrants, options or rights to acquire Stock) or Indebtedness; or (c) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Person; provided, that no payment to Agent, for the benefit of Agent and Lenders, or to any Bank Product Provider in respect of Bank Products shall constitute a Restricted Payment.

c. The Loan Agreement is hereby amended by amending and restating Section 4.17 of the Loan Agreement to read as follows:

4.17 Additional Notes Indebtedness. (a) Prepay, defease, redeem, repurchase, call or otherwise retire any Additional Notes Indebtedness prior to its stated maturity date (or make any election or offer or give any notice with respect to any of the foregoing), (b) make any payment in respect of any Additional Notes Indebtedness, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Additional Notes Indebtedness, or (c) amend any provision of any document evidencing such Additional Notes Indebtedness that would have the effect of making such Indebtedness no longer qualify as Additional Notes Indebtedness. Notwithstanding the foregoing, nothing in this Section 4.17 shall prohibit Borrower from converting Additional Notes Indebtedness into Borrower’s common stock in accordance with the terms of such Additional Notes Indebtedness.

4. Conditions Precedent. Borrower understands that this Amendment shall not be effective and shall have no force or effect until each of the following conditions precedent has been satisfied, or waived in writing by Agent (in Agent’s sole discretion):

a.	Borrower shall have duly executed and delivered to Agent this Amendment;

b.	The representations and warranties of Borrower under the Loan Agreement, the other Loan Documents and this Amendment, as applicable, shall be true and correct in all material respects as of the date hereof (except to the extent such representations and warranties expressly refer to an earlier date, in which case they are true, correct and complete in all material respects as of such earlier date); provided that the foregoing materiality qualifications shall not apply to any representations or warranties that are qualified by materiality in the text thereof;

c.	Agent shall have received for its own account a fully-earned and nonrefundable fee in the amount of $5,000;

d.	Agent shall have received in immediately available funds, all out-of-pocket costs and expenses (including reasonable attorneys’ fees and costs) incurred by Agent in connection with this Amendment and the transactions contemplated hereby and invoiced to Borrower prior to the date on which this Amendment is otherwise to become effective; provided that the failure to invoice any such amounts to Borrower prior to such date shall not preclude Agent from seeking reimbursement of such amounts, or excuse Borrower from paying or reimbursing such amounts, following the effective date of this Amendment; and

e.	Agent shall have received such other documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate.

5. Ratification and Confirmation of Loan Documents. Except as expressly set forth in Section 3 hereof, the execution, delivery, and performance of this Amendment shall not alter, modify, amend, or in any way affect any of the terms, conditions, obligations, covenants, or agreements contained in the Loan Agreement or any other Loan Document, and shall not shall not operate as a waiver of any right, power, or remedy of Agent or any Lender under the Loan Agreement or any other Loan Document. The Loan Agreement, all promissory notes, guaranties, security agreements, and all other instruments, documents and agreements entered into in connection with the Loan Agreement and each other Loan Document shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed by Borrower in all respects.

6. No Waivers. This Amendment: (a) in no way shall be deemed to be a consent or an agreement on the part of Agent or any Lender to waive any covenant, liability or obligation of Borrower, any guarantor or any third party or to waive any right, power, or remedy of Agent or any Lender, except as expressly set forth herein; (b) in no way shall be deemed to imply a willingness on the part of Agent or any Lender to grant any similar or other future waivers or to agree to any future consents, amendments or modifications to any of the terms and conditions of the Loan Agreement or the other Loan Documents; (c) shall not in any way, prejudice, limit, impair or otherwise affect any rights or remedies of Agent or any Lender under the Loan Agreement or any of the other Loan Documents, including, without limitation, Agent’s or any Lender’s right to demand strict performance of Borrower’s liabilities and obligations to Agent and the Lenders and the Obligations under the Loan Documents at all times; (d) in no way shall obligate Agent or any Lender to make any future amendments, waivers, consents or modifications to the Loan Agreement or any other Loan Document; and (e) is not a continuing waiver with respect to any failure to perform any Obligation. Borrower acknowledges and agrees that: (i) except as expressly set forth herein, the Loan Agreement has not been amended or modified in any way by this Amendment, except as expressly provided herein, (ii) neither Agent nor any Lender waives any failure by Borrower to perform its Obligations under the Loan Agreement or any of the other Loan Documents, and (iii) Agent and each Lender is relying upon Borrower’s and each Lender’s representations, warranties and agreements, as set forth herein and in the Loan Documents in entering into this Amendment. Nothing in this Amendment shall constitute a satisfaction of Borrower’s Obligations.

7. Miscellaneous. Borrower acknowledges and agrees that the representations and warranties set forth herein are material inducements to Agent and the Lenders to deliver this Amendment. This Amendment shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, and their respective permitted successors and assigns. This Amendment and the Loan Agreement shall be read together as one document. No course of dealing on the part of Agent, the Lenders or any of their respective officers, nor any failure or delay in the exercise of any right by Agent or the Lenders, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. The failure at any time to require strict performance by Borrower of any provision of the Loan Documents shall not affect any right of Agent or the Lenders thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Agent and/or the Lenders, as applicable. No other Person shall be entitled to claim any right or benefit hereunder, including, without limitation, the status of a third party beneficiary hereunder. This Amendment shall be governed by and construed in accordance with the laws of the State of California without reference to conflicts of law rules. If any provision of this Amendment or any of the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that portion shall be deemed severed therefrom, and the remaining parts shall remain in full force as though the invalid, illegal or unenforceable portion had never been a part thereof. This Amendment may be executed in any number of counterparts, including by electronic or facsimile transmission, each of which when so delivered shall be deemed an original, but all such counterparts taken together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, Borrower, Agent and the Lenders have caused this Amendment to be executed as of the date first written above.

BORROWER:	HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

	By:	/s/ Jessica Baron

	Name:	Jessica Baron

	Title:	Chief Financial Officer

AGENT:	UNION BANK, N.A., as Agent

	By:	/s/ James B. Goody
James B. Goody

	Title:	Vice President

LENDER:	UNION BANK, N.A., as Lender

	By:	/s/ James B. Goody
James B. Goody

	Title:	Vice President

LENDER:	ROYAL BANK OF CANADA, as Lender

	By:	/s/ Patrizia Lloyd
Patrizia Lloyd

	Title:	Authorized Signatory

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